Exhibit 4.35

West Coast Capital Consultants

EB-5 FUNDING AGREEMENT

This EB-5 Funding Agreement (“Agreement”), effective as of 11,05,2014 (“Effective Date”) is entered into by and between Hangover Joe's Holding Corporation (herein referred to as the “CLIENT PROJECT”)   and West Coast Capital Consulting/Grant Galloway (herein referred to as the “WCCC/GG”).

WHEREAS, the CLIENT PROJECT desires to engage the services of WCCC/GG to represent the CLIENT PROJECT in securing EB-5 Regional Center funding.
NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:
1. Term of Consultancy. CLIENT PROJECT hereby agrees to retain the WCCC/GG to act in a consulting capacity to the CLIENT PROJECT, and WCCC/GG hereby agrees to provide services to the CLIENT PROJECT.
2. Duties of WCCC/GG: WCCC/GG agrees that it will provide the following specified services through the diligent commercial efforts of its officers and employees.
 (a) Consult with and assist the CLIENT PROJECT in developing, and implementing appropriate documents for presenting the CLIENT PROJECT and its business plans, strategy and personnel to the EB-5 investment community, and creating the foundation for and securing EB-5 investment funding.
(b) Introduce the CLIENT PROJECT to the EB-5 /Regional Center investment community and diligently market the CLIENT PROJECT to all existing EB-5 Regional Centers.
3. Remuneration. For undertaking this engagement, document preparation, and marketing the CLIENT PROJECT agrees to provide compensation to WCCC/GG as follows:
1) Cost: 5,000 USD.
Signed  /s/ Matthew A. Veal

2) Marketing Efforts: $12,500 USD worth of shares of stock of Hangover Joe's Holding Corporation calculated at .003 per share totaling $12,500.
Signed /s/ Matthew A. Veal
3) 100,000 USD CASH as a success fee upon the securing of a minimum of $2,500,000 USD        in EB-5 funding provided by WCCC/GG.
Signed /s/ Matthew A. Veal
The CLIENT PROJECT understands and agrees that WCCC/GG has represented that it has foregone significant opportunities to accept this engagement and that the CLIENT PROJECT derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with WCCC/GG. Once the remuneration has been paid, it will constitute payment for WCCC/GG’s agreement to consult to the CLIENT PROJECT and will be deemed a nonrefundable retainer.
4. Legal Representation. CLIENT PROJECT and WCCC/GG represents that they have consulted with independent legal counsel and/or tax, financial and business advisors, to the extent that they deemed necessary.
5. Status as Independent Contractor. WCCC/GG's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the CLIENT PROJECT.
6. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AGREED TO:

CLIENT PROJECT: Hangover Joe's Holding Corporation
By:  /s/ Matthew A. Veal
Name:   (Duly Authorized Agent)  CEO

West Coast Capital Consulting/Grant Galloway (WCCC/GG):
By:  /s/ Grant Galloway
Name: Grant Galloway